Exhibit 10.1

EXCLUSIVE LICENSE AGREEMENT

This AGREEMENT is made effective as of this 25th day of July, 2012 (the "Effective Date"), by and between Ceva Santé Animale S.A., a corporation organized and existing under the laws of France and having its principal office at  10 avenue de la Ballastière, 33500 Libourne (hereinafter referred to as "Ceva") and AspenBio Pharma, Inc, a corporation organized and existing under the laws of the State of Colorado, U.S.A., and having its principal office at 1585 South Perry Street, Castle Rock, Colorado 80104, United States of America (hereinafter referred to as "Aspen").

RECITALS

WHEREAS, Aspen owns or has access to certain intellectual property and other assets, including but not limited to patent rights, know-how, and embodiments in connection therewith, relating to recombinant single chain reproductive hormone technology licensed to Aspen under the Washington University Agreement (the “Licensed Technology”) for use in non-human mammals in the Field (as defined herein);

WHEREAS, Aspen has rights to grant a license and sublicense, subject to the Novartis Termination Agreement, and be a licensor and sublicensor (“Licensor”), under Aspen Patent Rights and Aspen Know-How (as defined herein), and desires to grant to Ceva a license and sublicense to these rights under the terms and conditions set forth herein; and

WHEREAS, Ceva desires to obtain a license and sublicense, and thereby become a licensee and sublicensee (“Licensee”), under the Aspen Patent Rights and Aspen Know-How in accordance with the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows.

ARTICLE I.  Definitions

Unless specifically provided otherwise, the terms in this Agreement with initial letters capitalized, whether used in the singular or plural, shall have the meaning as designated:

1.1           "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.  “Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of directors or similar body governing the affairs of such Person.

1.2           "Regulatory Agency" shall mean any governmental regulatory authority responsible for granting approvals, registrations, import permits, and other approvals required before the Licensed Technology or Licensed Products may be tested or marketed in any country.

1.3           "Calendar Quarter" shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.4           "Calendar Year" shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.5           "Change of Control" means any of the following events: (i) any Person is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of over 50% of the total voting power of all classes of capital stock then outstanding of Aspen normally entitled to vote in elections of directors; (ii) Aspen consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into Aspen, in either event pursuant to a transaction in which over 50% of the total voting power of all classes of capital stock then outstanding of Aspen normally entitled to vote in elections of directors is changed into or exchanged for cash, securities or other property; (iii) Aspen conveys, transfers or leases all or substantially all of its assets relating to this agreement to any person; or (iv) (a) during any period of two consecutive years, commencing after the Effective Date, individuals who immediately after the Effective Date constituted the Board of Directors of Aspen (together with any new directors whose election by such Board or whose nomination for election by the shareholders of Aspen was approved by a vote of 66 2/3% of the directors then still in office who were either directors at such time or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Aspen then in office and (b) a new majority of the board is comprised of directors who are officers of a competitor of Ceva.  For avoidance of doubt, “Change of Control” shall not include a public or private offering or a venture or mezzanine financing round for Aspen, or the election of a new majority on Aspen’s Board of Directors except where a venture or mezzanine financing round is funded by a competitor of Ceva, or such new majority is comprised of officers of a competitor in which case the venture or mezzanine financing round or new majority shall be considered a Change of Control.

1.6           "Field" shall mean the assistance and facilitation of reproduction in bovine mammals, equine and swine, using in any way single chain reproductive hormone technology.

1.7           "First Commercial Sale" shall mean, with respect to a Licensed Product, the first sale for use or consumption by the public of such Licensed Product in a country after all required approvals, including marketing and pricing approvals as mandated in such country, have been granted by applicable Regulatory Agency in such country, provided such term shall not include pre-approval sales, sales pending approval or sales under less than full approval irrespective of whether or not such sales are permitted by the applicable Regulatory Agency.

1.8           “First Refusal Technology” shall mean any application of single-chain reproductive hormone technology, including the Licensed Technology for non-human mammals outside the Field, or any diagnostic pregnancy detection tests for non-human mammals within or outside the Field.

1.9           “Gross Margin” shall be for each Licensed Product an amount equal to the total Net Sales of the related Licensed Product less the total bona fide cost of goods for such Licensed Product.  Cost of goods shall consist of variable and fixed production costs directly attributable to the production of the Licensed Products, including factory overhead, transportation and changes in the value of existing inventory in accordance with generally accepted accounting principles.  For the avoidance of doubt, inventory shall be valued at the lower of cost or market on a consistent basis.

1.10           "Licensed Product" shall mean any luteinizing hormone (“LH”) and/or  follicle stimulating hormone (“FSH”) product for bovine, equine and swine or any other product, in finished pharmaceutical form, the manufacture, use, sale, offer for sale, or importing of which would, but for the license(s) granted hereunder, constitute infringement of a Valid Claim of Aspen Patent Rights; or which incorporates or embodies or was developed with benefit of Aspen Know-How or Licensed Technology.

1.11           "NADA" shall mean a New Animal Drug Application in the U.S. or the corresponding application for authorization for marketing of Licensed Product in any other country or group of countries, as defined in the applicable laws and regulations and filed with the Regulatory Agency of a given country or group of countries.

1.12           "Net Sales" shall mean, in accordance with generally accepted accounting principles, the gross price of Licensed Product which is sold, transferred for value or otherwise transferred by Ceva or its Affiliates to independent, third-party customers in connection with bona fide, arms-length transactions or exchange, after deducting, to the extent paid by Ceva, if not previously deducted in the amount invoiced or received:

(i)           quantity and/or cash discounts actually allowed or taken;

(ii)          freight, postage and shipping insurance (allocated in accordance with Ceva' standard allocation procedure);

(iii)         customs duties and taxes, if any, directly related to the sale;

(iv)         amounts repaid or credited by reason of rejections, return of goods, retroactive price reductions specifically identifiable as relating to Licensed Product;

(v)          amounts incurred resulting from governmental (or a Regulatory Agency thereof) mandated rebate programs;

(vi)         third party rebates and chargebacks related to the sale of Licensed Product to the extent actually allowed; and

(vii)        as mutually agreed by the parties in writing, any other specifically identifiable amounts included in Licensed Product's gross sales that were or ultimately will be credited and that are substantially similar to those listed herein above.

“Net Sales” shall not include disposition of Licensed Product by Ceva or its Affiliates as samples (promotion or otherwise) or disposition as donations to, for example, non-profit institutions or government Regulatory Agencies for a non-commercial or humanitarian purpose to the extent that such disposition shall not exceed in any Calendar Year a total of 5% of the equivalent of either the number of units or revenues from commercial sales, unless such disposition is approved in advance by Licensor.  For purposes of reporting by Ceva to Licensor, whether or not any disposition (e.g., as samples or donations) of Licensed Product is subject to royalty herein, Ceva shall provide an accounting of such disposition.

1.13           "Ceva Technical Information and Patent Rights" shall mean all technical information, improvements, inventions, discoveries and other technology, whether or not patentable, made or developed by Ceva in the course of its development work pursuant to this Agreement which relate specifically to Licensed Technology or Licensed Products, or the development, manufacture or use of the same, and any patent, patent applications, or other intellectual property rights obtained as a result of the foregoing.

1.14           “Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person in the United States under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the equivalent thereof as would be understood in a foreign jurisdiction.

1.15           "Proprietary Information" shall mean and include, without limitation, information and data of one party provided to the other in connection with this Agreement, including Aspen Know-How, Ceva Technical Information and Patent Rights and all other scientific, clinical, regulatory, marketing, financial, and commercial information or data, whether communicated in writing or orally or by other means.

1.16           “Proof of Concept” means evidentiary support, developed through the application of sound scientific methodologies and protocols established by Ceva, sufficient to reasonably conclude that the applicable Licensed Product may be manufactured at an industrial scale (i.e., at a successful commercial level) and successfully commercialized. For the avoidance of doubt, Proof of Concept shall take into consideration the applicable Licensed Product’s commercial competitiveness in relation to any alternative technologies or products on the market or under development.

1.17           "Aspen Know-How" shall mean all information and data, technical information, trade secrets, specifications, instructions, processes, formulae, expertise and information necessary to generate, develop, improve upon, or practice the Licensed Technology or Licensed Products, and their manufacture or use, known to Aspen or an Affiliate thereof as of the Effective Date or during the term of this Agreement and in respect of which Aspen has the right to grant Ceva a license or sublicense.  Aspen Know-How shall include, without limitation:  (i) all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information, relevant to the manufacture, use or sale of and/or which may be useful in studying, testing, development, production, formulation or use of Licensed Technology, or intermediates for the synthesis thereof, or Licensed Products; and (ii) copies of registration documents and amendments or supplements thereto filed with the FDA, or other similar Regulatory Agency, by Aspen and all correspondence to and from such Regulatory Agency relevant to Licensed Technology or Licensed Products.

1.18           "Aspen Patent Rights" shall mean all patent rights owned, or licensed (with the right to grant sub-licenses) by Aspen or an Affiliate thereof, as of the Effective Date or during the term of this Agreement, which relate to Licensed Technology or Licensed Products, and their development, manufacture, or use.  Aspen Patent Rights existing as of the Effective Date are set forth in Exhibit A and Aspen Patent Rights obtained or acquired by, or licensed to Aspen or an Affiliate thereof during the term of this Agreement shall be considered added to said Exhibit.  Aspen Patent Rights shall include all patents and patent applications, and all divisionals, continuations, continuations-in-part, re-examinations, reissues, extensions, registrations, and supplementary or complementary certificates and the like.  Aspen Patent Rights shall also include Aspen's, or an Affiliate's, share of any patent rights jointly owned by Aspen or that Affiliate thereof, in the event that Aspen or that Affiliate has not acquired the right to license all joint owners' shares under such patent rights.  For avoidance of doubt, the Parties acknowledge that Aspen is engaged in activities outside of the Field which may involve elements of the Licensed Technology, and the Aspen Patent Rights shall not include a license to such activities or rights to the extent not applicable to the Field.

1.19           "Territory" shall mean the world.

1.20           "Novartis Termination Agreement" shall mean the Confidential Termination Agreement between Aspe and Novartis Animal Health, Inc. dated November 15, 2011.

1.21   “Washington University Agreement” shall mean the license agreement between Aspen and The Washington University dated May 1, 2004, as amended, pursuant to which Aspen has licensed the Licensed Technology.

ARTICLE II.  Scope of License.

2.1           Grant of License.  Subject to the terms of this Agreement, and in particular for consideration hereunder, Aspen hereby grants to Ceva and its Affiliates an exclusive fee and running royalty-bearing license in the Territory, under and to the Aspen Patent Rights and Aspen Know-How, to import, make, or have made, to develop or have developed, for use, sale, distribution and offer for sale in the Field, and to use, sell, distribute, and offer to sell, in the Field, Licensed Products (hereinafter the "License").

2.2           Restrictions on Aspen.  During the term of this Agreeme
nt  Aspen will not sell, directly or indirectly either independently or in cooperation with a third party, any products which may compete with the Licensed Products in the Field.  Also during the term of this Agreement, Aspen will grant no licenses nor make assignments to a third party in or to any patents, patent applications, or know-how owned or controlled by Aspen or an Affiliate thereof (including but not limited to the Aspen Patent Rights and Aspen Know-How) relating to the Licensed Products in the Field, wherein such licenses or assignments are in conflict with or would limit Ceva rights under this Agreement.

2.3           Right of First Option and First Refusal.  For consideration paid hereunder, Aspen also grants to Ceva a right of first option and first refusal to develop, commercialize and/or otherwise exploit the First Refusal Technology.  Aspen shall provide prompt written notice to Ceva of its intent to develop, commercialize and/or exploit the First Refusal Technology.

(a)           First Option.  Within two hundred and forty (240) calendar days after receipt of such notice  (the “Option Period”),  Ceva shall notify Aspen in writing of its decision on whether to exercise its right of first option to negotiate in good faith an exclusive worldwide license under Aspen’s Patent Rights and Know How for the development and commercialization of the First Refusal Technology. If Ceva elects to exercise its right of first option, the parties shall enter into a new agreement, regarding the development and commercialization of the First Refusal Technology, which agreement shall be negotiated and the key material terms agreed upon in writing within six (6) months of Ceva notice during which Aspen shall negotiate exclusively with Ceva and refrain from directly or indirectly making the First Refusal Technology available to a third-party until the conclusion of such negotiations.  The Parties may, upon mutual agreement, extend or reduce the six (6) month term set forth herein.

(b)           First Refusal.  If the Parties fail to  reach agreement during this period, Aspen shall be free to make the First Refusal Technology available to third-parties, provided that, Aspen shall not execute an agreement with or otherwise bind itself to a third party with respect to such First Refusal Technology without giving notice of such third party binding offer to Ceva and providing Ceva with a thirty (30) day period (the "First Refusal Period") within which to enter into a binding offer with Aspen on material financial terms and conditions no less favorable to Aspen than those contained in the third party offer (the "First Refusal Right").  Aspen shall provide Ceva with information of sufficient particularity for Ceva to understand such material financial terms and conditions. If Ceva fails to execute such Agreement within such First Refusal Period, then Aspen shall be free to enter into an agreement with such third party with respect to the First Refusal Technology. If upon expiration of the Option Period, Ceva fails to provide the required notification to Aspen, Aspen shall be free of any restriction regarding the First Refusal Technology.

(c)           Grace Period.   The Parties agree that Aspen’s notice provided under section 2.3 shall be provided no earlier than the twenty-four (24) month anniversary of the Effective Date.  Notice provided prior to this date shall be void and ineffective.

ARTICLE III.  Consideration.

 3.1           License Fee.  In partial consideration of the rights granted to Ceva under this Agreement and subject to the Payment Conditions as set forth in Section 3.4 hereafter, Ceva shall pay Aspen a non-creditable and non-refundable amount of Eight Hundred Sixteen Thousand Dollars ($816,000 USD) (the “License Fee”) as follows: (i)  an amount of USD 204,000 by September 15, 2012, (ii) an amount of USD 204,000 by December 15, 2012, (iii) an amount of USD 204,000 by March 15, 2013; and (iv) an amount of USD 204,000 by June 15, 2013.

3.2          Milestone Payments.  In addition to the License Fee, as further consideration for the rights and licenses granted by Aspen under this Agreement, Ceva shall pay to Aspen the following payments which, subject to the provisions of this agreement, shall be non-creditable and non-refundable upon the occurrence of the milestone event noted beside such payment (“Milestone Payments”):

(a) Milestone Payments in relation with Bovine FSH

MILESTONE PAYMENTS
Milestone Event	Payment $ USD	Expected Payment Schedule
1. Satisfactory conclusion of Pilot Bovine FSH on rats, as described in Exhibit B to the Option Agreement	$ 150,000	Upon execution of License Agreement
2. Satisfactory conclusion of Pilot Study Establishing Efficacy of Bovine FSH on cows, as described in Exhibit B to this Agreement	$ 750,000	September 30, 2012
3.  Execution with Lonza (or another suitable manufacturer) of  a long term supply agreement for the API upon terms and conditions to be mutually agreed (the "Supply Agreement") allow a final COG at Ceva below $5.0 per dose;

	$ 100,000	December 31, 2012
4. Receipt of the CMC complete section letter from the US FDA	$ 250,000	To be determined
5. NADA approval in USA	$ 250,000	To be determined
6. Submission of the dossier to the EU CVMP	$ 250,000	To be determined
7. Obtaining central registration in the EU	$ 250,000	To be determined

(b) Milestone Payments in relation with other Licensed Products

MILESTONE PAYMENTS
Milestone Event	Payment $ USD
Bovine LH
1. Upon submission of the regulatory file in any of the following key markets: EU, USA or Brazil	$ 250,000
2. Upon first NADA in.any of the following key markets :EU,USA or Brazil	$ 250,000
Equine FSH
1. Upon submission of the regulatory file in any of the following key markets: EU, USA, Brazil, Argentina or Australia	$ 250,000
2. Upon first NADA in any of the following key markets: l EU, USA, Brazil, Argentina or Australia	$ 250,000
Porcine LH-FSH
1. Upon submission of the regulatory file in any of the following key markets: EU or USA	$ 500,000
2. upon first NADA in any of the following key markets: EU or USA	$ 500,000

         (c)           Milestone Payments Events. The Parties have agreed that Ceva shall conduct at its sole expense, pilot studies designed to establish the Proof of Concept of the Licensed Products.  Bovine FSH Pilot Study establishing the Proof of Concept on cows to be performed by the University of Wisconsin is attached in the Appendix B (the “Bovine POC Study”) and is expected to be completed on or before September 30, 2012.  Within one hundred and eighty (180) days following the Effective Date for each of the Bovine LH, Equine FSH and Porcine LH+FSH, Ceva shall provide Aspen with detailed commercial feasibility study plans (each, a “POC Study Plan”) which define criteria for establishing commercial feasibility and Proof of Concept for each Licensed Product and the research and analysis tasks which shall be conducted to determine such criteria with respect to the successful completion of the POC Study Plans. Ceva shall have a period of twenty four (24) months commencing upon the delivery of the POC Study Plan with respect to each Licensed Product to complete the activities set forth in the applicable POC Study Plan.  In the event Ceva believes in good faith that additional time will be required beyond the twenty four (24) month period to enable Ceva to complete its substantial progress towards finishing the activities set forth in the POC Study Plan, Aspen will agree to discuss in good faith whether to extend such period. The Milestone Payments are contingent upon the satisfactory results, as determined by Ceva, of the Bovine POC Study and each of the POC Study Plan of the applicable Licensed Products.

3.3           Payment Conditions. Except as expressly provided herein, all payments to be made by Ceva to Aspen under this Agreement shall be subject to the following condition:

(a)            Until the full payment of an amount of USD $1,020,000 (the “Termination Amount”) from Aspen to Novartis Animal Health, Inc. as per the provisions of the termination of the Novartis Termination Agreement, all payments under Section 3.1, License Fee, commencing with payment under Section 3.1 (i) to be made by Ceva to Aspen as provided in this Agreement, will be made to a bank account opened in the joint name of Ceva and Aspen and will be dedicated only to the payment of the Termination Amount to Novartis in accordance with the schedule of installment payments of the Novartis Termination Agreement. Any release of the funds will be made only upon joint instructions from Aspen and Ceva. In the event of any default of Aspen under the Novartis Termination Agreement, all payments made to the joint bank account will be released to Ceva. For the avoidance of doubt the first installment payment of the License Fee for an amount of USD $204,000 will be made directly to an Aspen bank account and will be non-refundable except in the sole case where Aspen becomes subject to any petition or proceeding under the United States Bankruptcy Code.

3.4           Royalty Payments.

(a)            Royalty Rate. Ceva shall pay to Aspen royalties at a rate of 10% on Net Sales of Licensed Product by Ceva or its Affiliates on a country-by-country and Calendar Quarter basis in the Territory provided however that Ceva’s Gross Margin of the related Licensed Product is at a minimum level of 90% and that there are no recombinant reproductive hormones products in competition with the Licensed product. For lower margin levels or when a new recombinant reproductive hormone product will enter into the market in competition with the License Product , the royalty rate shall be reduced according to the following principles but shall not be less than 5% :

(i) If Ceva's Gross Margin is below 90%, the applicable royalty rate will be as follows:

Gross Margin [85-90%]: Royalty = 9.5%
Gross Margin [80-85%]: Royalty = 8.5%
Gross Margin [70-80%]: Royalty = 7.0%
Gross Margin [60-70%]: Royalty = 5.5%
Gross Margin < 60%: Royalty = 5.0%

(ii) If a competitive recombinant reproductive hormone of a Licensed Product is marketed in one or more countries of the Territory, the royalty rate on Net Sales of the related Licensed Product in the related country or countries will be decreased from 10% to 5% commencing with the initial sales of such competitive product.

(b)           Royalty Term. Royalties obligation and related payment shall be due until December 31, 2028. Upon expiration of Ceva' obligation to pay royalties pursuant to this Section 3.4(b), Ceva shall have a fully paid-up, royalty-free license, with the right to sub-license under and to the Aspen Patent Rights and Aspen Know-How, to import, make or have made, to develop or have developed, for use, sale, distribution and offer of sale in the Field, and to use, sell, distribute and offer to sell in the Field, Licensed Technology and Licensed Products, in the Territory.

(c)           Royalty Obligations of Aspen. Aspen shall be solely responsible for timely payment of all royalties due by Aspen to other intellectual property rights holders (including but not limited to royalties to be paid by Aspen under the Washington University Agreement and any manufacturing agreements existing at the Effective Date of this Agreement related to the Licensed Technology and any other possible royalties due other intellectual property right holders as referenced in Section 3.5) which are necessary for the performance of this Agreement and the commercialization of the Licensed Products hereunder.

3.5           Third Party Obligation - Reduction in Royalties.  In the event Ceva is required to obtain a license from any unaffiliated third party under any patent or other intellectual property right reasonably necessary to practice the Licensed Technology or commercialize the Licensed Product, apart from any trademark right or copyright, and is obligated to pay a royalty to such unaffiliated third party or parties in any country in respect of Licensed Product, for which royalties are due under this Agreement, then Ceva shall have the right to deduct the amount of such royalties which Ceva pays for such product, in such country in a Calendar Quarter, from the royalties otherwise to be paid to Aspen under this Agreement for such product in such country provided that, for any given third-party royalty, to the extent the amount deducted results in an effective royalty rate reduction to Aspen of fifty percent (50%) of the otherwise applicable royalty rate absent a third party obligation, and such third party obligation remains unsatisfied, any further deduction shall be jointly shared by both Parties on a pro rata scale in proportion to the otherwise applicable royalty rate.   Aspen shall remain responsible for any royalty obligations due to third parties under Aspen Patent Rights which have been licensed to Aspen and are sub-licensed to Ceva hereunder.

3.6           Reports:  Payment of Royalty.

(a)           All payments made by Ceva to Aspen under this Agreement shall be made in United States dollars.

(b)           Unless otherwise agreed by the Parties, during the term of the Agreement following the First Commercial Sale of a Licensed Product, Ceva shall furnish to Aspen once each quarter a written report for the Calendar Quarter showing the sales of all Licensed Product(s) subject to royalty payments in each country during the reporting period and the royalties payable under this Agreement.  Reports and Royalty Payments shall be due within sixty (60) days following the close of each Calendar Quarter.  Ceva shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined. Failure of Ceva to make the Royalty Payments required herein shall be a material breach of this Agreement.

3.7           Audits.

(a)           Upon the written request of Aspen and not more than once in each Calendar Year, Ceva shall permit an independent certified public accounting firm of recognized standing selected by Aspen and reasonably acceptable to Ceva, at Aspen's expense, to have access during normal business hours to such records of Ceva as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Calendar Year ending not more than thirty six (36) months prior to the date of such request. The auditing party’s representative or agent will be required to execute a reasonable confidentiality agreement prior to commencing any such inspection.  Such auditor shall report only on the accuracy of the information provided by Ceva and whether additional royalties are owed.

(b)           If such accounting firm concludes that additional royalties were owed during such period, Ceva shall pay the additional royalties within thirty (30) days of delivery to Ceva of such accounting firm's written report so concluding.  Ceva shall reimburse Aspen for accounting costs in the event the underpayment of royalties is determined to exceed 10% of the total royalty payment otherwise due.

(c)           All information subject to review under this Section 3.7 is subject to the confidentiality provisions of this Agreement.

ARTICLE IV.  Development, Manufacture and Commercialization

4.1           Development Plan. With respect to each Licensed Product, within one hundred twenty (120) days following the successful completion of the Bovine POC Study or a POC Study Plan as applicable, Ceva shall prepare a detailed development plan (a “Development Plan”) for the development and registration of the related Licensed Product for commercialization in the Territory to be provided for review to Aspen. Each such Development Plan shall set forth the objectives and planned tasks for the conduct of development activities, estimated timelines and costs and responsibilities of each of the Parties, as the case may be, in connection with commercialization of the applicable Licensed Product.
With respect to each Licensed Product, Ceva shall use Commercially Reasonable Efforts to complete the activities set forth in the applicable Development Plan in an expeditious and diligent manner.

4.2           Regulatory Matters. With respect to each Licensed Product, upon the successful completion of the Bovine POC Study or a POC Study Plan, as applicable, Aspen will transfer to Ceva or its designee all existing regulatory applications and approvals held by Aspen that cover such Licensed Product and shall assign to Ceva or to its designee all of Aspen’s right, title, and interest in and to all existing regulatory documentation and, thereafter, all such existing regulatory documentation (including any existing regulatory applications and approvals) shall be the sole property, and held in the name of, Ceva or its designee. For the avoidance of doubt  all regulatory documentation (including all regulatory application and approvals which are at any time made by Ceva or its designee during the term of the Agreement  shall be owned by, and shall be the sole property and held in the name of, Ceva or its designee.

4.3.          Manufacture. Unless otherwise agreed, Ceva shall have the sole responsibility for ensuring the manufacture and supply of Licensed Products and development.  Notwithstanding the foregoing, to the extent Aspen designates a preferred Manufacturing provider, Ceva shall give such provider priority consideration. Aspen shall be provided with reasonable access to the Manufacturing provider for purposes of quality control, control over use of products and audit rights.

Upon execution of this Agreement, Aspen will promptly disclose to Ceva all know-how relating to the Manufacture of Licensed Products and provide materials for development of Products as provided in the Development Plan.  Ceva shall ensure that any disclosures of such information for purposes of Manufacturing provider or others in connection with this Agreement shall be done so only under an Aspen approved confidentiality agreement.

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                                4.4           Commercialization. Ceva shall use all Commercially Reasonable Efforts to commercialize the Licensed Products in each of their key markets, as identified in their respective Milestone Events  in the time frame provided in the Development Plan.  Ceva will ensure that Licensed Products are given comparable marketing and promotional priority relative to other products for the Field in the Territory and relative to other comparable products sold by or on behalf of Ceva in the Territory.

ARTICLE V.  Ownership of Inventions.

Except as specifically stated herein, nothing herein is intended to transfer ownership of rights from one Party to the other.  Ceva shall own the entire right, title and interest in and to all Ceva Technical Information and Ceva Patent Rights, and Aspen shall own the entire right, title and interest in and to all Aspen Know How and Aspen Patent Rights.  Inventorship of all patentable subject matter including Know-How developed, conceived or reduced to practice in the course of performing activities under this Agreement shall be determined in accordance with United States patent laws.

ARTICLE VI.  Confidentiality.

6.1           Duty of Confidence.  All Proprietary Information will be maintained in confidence and otherwise safeguarded by the recipient party, will be used only for the purposes of this Agreement and pursuant to the rights granted to the recipient under this Agreement, and will not be disclosed to third parties and will be made available only to the employees or agents (including attorneys) of the receiving party or its Affiliates who need to know for purposes permitted under this Agreement.  Each party shall hold as confidential such Proprietary Information in the same manner and with the same protection as such party maintains for its own confidential information, but with no less than a reasonable degree of care.  A party may disclose Proprietary Information of the other party to a third party solely to the extent necessary for furthering the purposes of this Agreement, provided that:  (a) the receiving party gives prompt written notice to the disclosing party of the proposed disclosure to the third party, and the disclosing party is provided a period of thirty (30) days to reasonably object to all or any portion of the disclosure; and (b) after receiving the consent of the disclosing party (or after the response period expires without objection by the disclosing party), the third party thereafter agrees in writing to maintain the confidentiality of the Proprietary Information in a manner consistent with the confidentiality provisions of this Agreement.  In contemplating whether disclosure is made to a third party, the receiving party shall take into reasonable consideration the comments and objections raised by the disclosing party.

6.2           The mutual obligations of confidentiality under this Section shall not apply to any nformation to the extent that such information:

(a)           is or hereafter becomes part of the public domain rightfully and through no action of the recipient or its Affiliates which constitutes a breach or default under this Agreement;

(b)           was already known to the recipient or its Affiliates as evidenced by prior written documents in its possession which were not furnished by the disclosing party or its Affiliates;

(c)           to the extent not covered by confidentiality, is disclosed by Aspen or Ceva to The Washington University pursuant to the requirements of the Washington University Agreement or to the University of Wisconsin in connection with the Bovine POC Study.

(d)           is disclosed to the recipient or its Affiliates by a third party who is not in breach or default of any confidentiality obligation to the disclosing party or an Affiliate of the disclosing party; or

(e)           is independently discovered or developed by the receiving party or its Affiliates without reference or access to Proprietary Information provided by the disclosing party.

6.3           Disclosures Required By Law or For Purposes of Commercialization and/or Development.  In the event the receiving party is required by law to disclose Proprietary Information of the disclosing party to a government health Regulatory Agency to obtain regulatory approval for Licensed Technology or Licensed Products, or is required to disclose Proprietary Information in connection with the commercialization and sale of the Licensed Products or bona fide legal process, the receiving party may do so only if it limits disclosure to that purpose, and after giving the disclosing party prompt written notice of any instance of such a requirement in reasonable time for the disclosing party to take steps to object to or to limit such disclosure.  In the event of disclosures required by law, the receiving party shall cooperate with the disclosing party as reasonably requested thereby. Either Party may disclose the terms of this Agreement as required by applicable laws and regulations.  For the avoidance of doubt, it is acknowledged that Aspen may be subject to laws and regulations including such relating to its publicly traded securities, and any corresponding disclosure requirements shall be considered acceptable to Ceva in connection with this Agreement.  Aspen shall use reasonable efforts to redact specific terms under this Agreement prior to disclosure, to the extent permitted by such laws and regulations and will submit to Ceva any such redacted terms prior to disclosure.

ARTICLE VII.  Trademarks.

7.1           Ceva shall have the right to sell Licensed Technology or Licensed Product under its own trademark or, at Ceva’ election, Aspen’s trademarks. In the latter case, Aspen and Ceva shall enter into a separate no-royalty bearing trademark License agreement to facilitate same.

ARTICLE VIII.  Indemnification.

8.1           Indemnification.

(a)           Each Party (the “Indemnifying Party”) shall defend, indemnify and hold the other Party and its Affiliates (the “Indemnified Party”) and their respective officers, directors, employees, independent contractors, agents, and assigns, harmless from and against any and all liability, damage, loss, cost or expense, including reasonable attorneys' fees, resulting from any claims made or suits brought against the Indemnified Party or any of the foregoing Persons, which arise or result from:

(i)           Any negligence or willful misconduct of the Indemnifying Party in the storage or handling of Licensed Technology or Licensed Products;
(ii)          Negligence or willful misconduct by the Indemnifying Party in its performance pursuant to this Agreement;
(iii)         Material breach by the Indemnifying Party of any of the covenants, warranties and representations made under this Agreement;
(iv)         Violation by the Indemnifying Party of any applicable law or regulation; or
(v)          With respect to Aspen as Indemnifying Party, any award arising from a judicial determination, or settlement amounts arising from bona fide allegations or claims, that Ceva has infringed or is infringing the intellectual property or other rights of another, apart from any trademarks or copyrights,  through the exercise of the license granted herein.

(b)           Each Party shall only be obligated to so indemnify and hold the other harmless to the extent that such liability, damage, loss, cost or expense does not arise from the negligence or willful misconduct of the indemnified Party.

                                (c)           The Parties shall promptly notify one another of any such claim or suit as to which this indemnification applies.  An indemnified Party shall not agree to any settlement terms with respect to such claim or suit without the prior written consent of the other Party, such consent not to be unreasonably withheld.  The indemnified Party may, at its expense, retain its own counsel in connection with such claim or suit.

(d)           The indemnification provisions hereunder shall be effective only when the aggregate amount of losses for which indemnification is sought exceeds fifty thousand dollars ($50,000 USD), in which case the indemnified Party shall be entitled to full indemnification thereof.

(e)           Limitation of Infringement Indemnification Liability:   Aspen’s indemnification obligation under 8.1(a)(v) shall in no event exceed the cumulative amounts received by Aspen under this Agreement provided that such limitation shall not apply to the extent that Aspen was aware of such infringement at the time of execution of this Agreement and did not disclose to Ceva or to any successor to Aspen in the event of a Change of Control.

(f)           Failure of a Party to comply with its indemnification obligations under this Agreement shall be a material breach of this Agreement.

8.2           Mitigation of Infringement.  Without prejudice to any other remedies available to Ceva, in the event that any of the Licensed Technology or Licensed Products (or uses thereof) are alleged to infringe a third party’s intellectual property rights, apart from trademarks and copyrights, and independent outside counsel for Ceva reasonably concludes that there is a significant possibility that such allegation may be upheld in a litigation, in addition to any indemnity obligations which may arise, Aspen shall use reasonable efforts, with respect to such infringement, to promptly:

(a)           procure for Ceva and its end users and customers the right to continue using the Licensed Products free of any liability for infringement; or

(b)           provide Ceva with a functionally equivalent, non-infringing replacement, or a design-around strategy to develop the generation thereof, for the Licensed Products otherwise complying with all of the requirements of this Agreement.

8.3           Insurance.  During the Term, both Parties will, for each for their respective liability, secure and maintain a comprehensive general liability insurance policy providing sufficient coverage for personal injury (including as a result of product liability) and property damage, at the level as is usual and customary in the veterinary pharmaceutical industry to procure.  A certificate with regard to said policies will be delivered to the other Party upon such Party’s request.

ARTICLE IX.  Patent Infringement.

9.1           Notification.  Each party hereto shall promptly inform the other party of any infringement of the Aspen Patent Rights of which it has knowledge.

9.2           Right to bring action.  Ceva shall have the right to initiate legal action in respect of any infringement of the Aspen Patent Rights in the Field in the Territory; provided, however, that if, within six (6) months of receiving written notice of an infringement and a request by Aspen that it take action with respect thereto, or if within twenty-one (21) days after Ceva and/or Aspen have received notification of patent certification as set forth under Section 11.3 below, Ceva fails to terminate such infringement or to commence suit to such end, then thereafter Aspen shall have the right, but not the obligation, to bring suit against such an infringement.

In any suit against an infringer brought in accordance with this Article, the prosecuting party shall have the right to control such suit and to join as a party to such suit the other party to the Agreement, and such other party shall cooperate in any such suit.  To the extent that either Party is a party to a suit involving rights hereunder with a third-party, the other Party to this Agreement hereby consents to being joined in said litigation.

9.3           Costs and Expenses: Recovery.  The costs and expenses (including attorneys' fees) of any suit against an infringement brought in accordance with this Article shall be borne by the party controlling the prosecution of such suit.  Any monetary recovery in connection with such infringement action shall first be applied to reimburse the prosecuting party for their out-of-pocket expenses (including reasonable attorneys' fees) in prosecuting such infringement action.  Once the parties have been reimbursed for their out-of-pocket expenses, the remainder will be apportioned in proportion to damages incurred by the parties.

9.4           Notification of Potentially Infringing Third Parties and Marking.

(a)           Notification of Third Parties.  The parties agree to consult each other in advance regarding the issue of whether and how to provide notice to a suspected infringer, regardless of whether the activities of the third party relate to Aspen or Ceva rights, where such notice is independent of marking.

(b)           Marking.  Ceva shall comply with applicable requirements for patent marking in each given jurisdiction, including, e.g., 35 U.S.C. 287 and 35 U.S.C. 292 and foreign equivalents thereof, and engage in proper marking practice.

ARTICLE X.  Intellectual Property and Obligations and Warranty with Respect to Patents

10.1           Aspen shall promptly advise Ceva of any additions to, or deletions from the list of Aspen Patent Rights set forth in Exhibit B, including the issuance of patents upon any patent applications included therein.

10.2           Aspen and Ceva shall cooperate in good faith for pursuing patent prosecution and filing strategies with respect to the Licensed Technology and Licensed Products.  Except as set forth therein, Aspen shall diligently take all steps reasonably necessary to procure and to maintain the Aspen Patent Rights in full force and effect, including but not limited to a duty to diligently file and pursue patent applications as applicable to the Licensed Technology and Licensed Products in the field.  If Aspen shall elect not to procure or to maintain any of such Patent Rights, it shall promptly notify Ceva of that election and shall, at Ceva' request, assign to Ceva or its designee all right, title and interest in and to such Aspen Patent Right involved, in which case, if such Aspen Patent Right is the only Aspen Patent Right covering the Licensed Product in a country, then the payment of a royalty hereunder shall cease with respect to sales of Licensed Product in the country involved, provided that such sales may be subject to a minimum royalty of 5%.

10.3           Ownership of any process, method, composition of matter, article of manufacture, discovery or finding that is conceived, discovered, developed and/or constructively or actually reduced to practice during the Term in the conduct of activities pursuant to this Agreement (“Invention”) shall be determined as follows:

          (a)     Inventions and the intellectual property rights therein, invented and/or developed solely by employees of a Party and/or persons obligated to assign inventions to that Party shall be owned by that Party.

          (b)     Inventions and the intellectual property rights therein, invented and/or developed jointly, shall be jointly owned by Aspen and Ceva.

          (c)     The inventorship of any Invention made during the course of this Agreement shall be determined in accordance with U.S. patent laws.

          (d)     To the extent that  this Agreement is a “joint research agreement,” the Parties agree to cooperate consistent with the provisions of section 35 U.S.C. 103(c) as amended.

ARTICLE XI. Drug Price Competition and Patent Term Restoration

11.1         To the extent applicable, the parties agree to cooperate in an effort to avoid loss of any rights which may otherwise be available to the parties hereto under the provisions of the Drug Price Competition and Patent Term Restoration Act of 1984, as amended, including, in determining, if applicable, which of Aspen's Patent Rights shall be extended, although Ceva shall have the final decision in this regard.

11.2         Aspen agrees that applications for patent term extension are to be made by Ceva in the sixty (60) days period following NADA approval or in the 60 day period following issuance of a patent with an issue date subsequent to the date of NADA approval, whichever is later; consequently, the parties agree that preparation for such application shall begin upon FDA's issuance of an "Approvable Letter"; the parties agree that the responsibility for such application shall be borne by Ceva and that Aspen will cooperate to the extent reasonably necessary in connection therewith.

11.3         Notice to a party of any "patent certification" filed by a third party applicant under a FDA application which references a U.S. patent licensed hereunder shall be promptly provided to the other party for possible action.  Aspen agrees that Ceva, on Aspen's behalf and at Ceva’s cost, may initiate the necessary action to prevent such applicant from obtaining FDA approval to market Licensed Product.

11.4          No actions or agreements which interfere with the activities set forth in this Article XI shall be undertaken or entered into after the Effective Date of the Agreement.

11.5         Aspen agrees that applications for patent term restoration or supplemental protection certificates in any country are to be made by Ceva.  The parties shall cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country worldwide where applicable to the Aspen Patent Rights, at Ceva' cost.  Aspen shall provide all reasonable assistance to Ceva, including proceeding with applications for such in the name of Aspen and facilitating the cooperation of Aspen’s licensor(s), but at the cost of Ceva if so required.

ARTICLE XII.  Term and Termination of the Agreement

12.1        Termination by Ceva.  Ceva may terminate the Agreement in its sole discretion at any time during the term hereof:

(a)          on one-hundred eighty (180) days prior written notice to Aspen;

(b)          immediately, upon notice to Aspen, in the event that Aspen sells, transfers or otherwise disposes of all or a substantial portion of Aspen's assets necessary for performance under this Agreement, where such assets are so determined necessary by a mutually acceptable independent source;

(c)          immediately, upon notice to Aspen, in the event of a Change of Control of Aspen;

(d)          on thirty (30) days prior written notice to Aspen, in whole or on a country by country basis, in the event of a significant and continuing regulatory, medical, efficacy, safety, publicity or legal issue resulting in an inability to market Licensed Technology or Licensed Products in a commercially reasonable manner; or

(e)           immediately at Ceva discretion in the event the Bovine POC Study is unsuccessful as determined by Ceva.

12.2         Termination by Aspen.  Aspen may terminate the Agreement in its sole discretion at any time during the term hereof:

(a) immediately, upon notice to Ceva, in the event that Ceva sells, transfers or otherwise disposes of all or a substantial portion of Ceva assets necessary for performance under this Agreement, where such assets are so determined necessary by a mutually acceptable independent source; or

(b) immediately, upon notice to Ceva, in the event that Ceva challenges the validity or enforceability of any established Aspen Patent Right or Aspen Know-How in a proceeding before a tribunal, court or administrative authority.

12.3         Termination for Breach.  In the event either party shall be in breach of any material obligation hereunder, the non breaching party may give written notice to the other party specifying the claimed particulars of such breach, and in the event such material breach is not cured, or effective steps to cure such material breach have not been initiated or are not thereafter diligently pursued, within sixty (60) days following the date of such written notification, the non breaching party shall have the right thereafter to terminate the Agreement by giving thirty (30) days prior written notice to the other party to such effect.

12.4         Termination on Insolvency.  Either party may terminate the Agreement without notice if the other party becomes insolvent, makes an assignment for the benefit of creditors where such assignment, is the subject of proceedings in voluntary or involuntary bankruptcy instituted on behalf of or against such party (except for involuntary bankruptcies which are dismissed within ninety (90) days), or has a receiver or trustee appointed for substantially all of its property.

Without limitation, Ceva’ rights under this Agreement shall include those rights afforded by 11 U.S.C. § 365(n) of the United States Bankruptcy Code (the “USBC”) and any successor thereto.  If the bankruptcy trustee of Aspen as a debtor or debtor-in-possession rejects this Agreement under 11 U.S.C. § 365(o) of the USBC, Ceva may elect to retain its rights licensed from Aspen hereunder (and any other supplementary agreements hereto) for the duration of this Agreement and avail itself of all rights and remedies to the full extent contemplated by this Agreement and 11 U.S.C. § 365(n) of the USBC, and any other relevant laws.

12.5         Effect of Termination; Remedies

 (a)           Upon termination of this Agreement under this Article XII (except in the case of (a) termination by Ceva under Sections 12.1(b) or 12.1(c), (b) termination by Ceva pursuant to Section 12.3, or (c) termination by Ceva for the insolvency, bankruptcy or other similar event of Aspen under Section 12.4), the license of rights to Ceva under this Agreement shall terminate and all such rights shall revert to Aspen and Ceva shall return to Aspen all Aspen Proprietary Information, except that a single copy of such Proprietary Information may be retained by Ceva in its legal department for archival purpose.

(b)           In the case of Ceva’s right to terminate accruing under 12.1(b), 12.1(c), 12.3, or 12.4, and provided that Ceva is not in material breach under section 12.3, Ceva shall be entitled, at its sole discretion, to elect the following in lieu of termination:

(i)
If Ceva’s right to terminate occurs prior to the first commercial sale of a Licensed Product hereunder, Ceva may elect that this Agreement shall continue (with Aspen or Aspen’s successor) for so long as Ceva complies with its royalty obligations hereunder and does not otherwise materially breach the terms of this Agreement.

(ii)
If such right accrues after the first commercial sale of a Licensed Product, Ceva may elect to continue this Agreement provided that Ceva complies with the royalty obligations hereunder and does not otherwise materially breach the Agreement.

For avoidance of doubt, unless separately negotiated pursuant to Section 13, the survival of Ceva’ license in this Section 12.5(b) is not intended to grant Ceva a fully paid-up license to the rights granted hereunder and, any failure by Ceva to meet its royalty obligation shall constitute a material breach of the surviving provisions.

Any election by Ceva under this section 12.5 shall be made in writing in lieu of the termination notice requirement under the applicable section.  All reasonable costs associated with such election shall be borne by Ceva.

 (d)          Upon termination of this Agreement by Aspen pursuant to Sections 12.2, 12.3 or 12.4 hereof based on Ceva’ material breach, bankruptcy, insolvency or other similar event (but not for Aspen’s material breach, bankruptcy, insolvency or other similar event), then within one hundred-twenty (120) days following termination of this Agreement, Ceva, in consideration of a reasonable royalty on subsequent commercialization of the Licensed Products hereunder, shall provide to Aspen, in written form, such of the Ceva Technical Information and Patent Rights as is based on Aspen Know-How provided to Ceva hereunder under an obligation of confidence and to the extent relating to Licensed Technology or to a Licensed Product (but only to the extent said Licensed Product is covered by Aspen Patent Rights or was developed with the benefit of Aspen Know-How); and in such event, Aspen shall be granted a royalty-free non-exclusive license without the right to sub-license to use such Ceva Technical Information and Patent Rights in its research.

12.6         Sell-Off Rights.   In the event of termination by either party, or expiration hereunder, both parties shall be permitted twelve (12) months from the date of termination to sell any inventory of Licensed Products in production at the time of termination which sales shall be subject to the applicable royalty as if this Agreement were in force.

12.7         Unless sooner terminated pursuant to Article XIV hereof, the Agreement shall continue in full force an effect until Ceva is no longer obligated to pay royalties hereunder.

12.8         Expiration or termination of this Agreement, in whole or in part, for any reason shall not: (a) release any Party hereto from any liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period of time prior to such expiration or termination, nor (b) preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.  It is understood and agreed that any remedies set forth herein shall not constitute liquidated damages, that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching Party may be entitled to injunctive relief as a remedy for any such breach.

Without limiting the foregoing, the obligations pursuant to Article X, VI, VII, VIII, XII and Sections 3.7 shall survive termination of the Agreement.  The provisions of Article XII shall survive the termination of the Agreement for a period of ten (10) years after termination.

ARTICLE XIII.  Change of Control

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ARTICLE XIV.  Representations and Warranties

14.1       Each Party represents, warrants and covenants to the other that, to the best of its knowledge and belief:

(a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and that it has the right to grant to the other Party the licenses and sublicenses granted pursuant to this Agreement, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

(c) this Agreement is legally binding upon it and enforceable in accordance with its terms.  The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any Government Authority having jurisdiction over it;

(d) it has not granted, and shall not grant during this Agreement, any right to any third party which would conflict with the rights granted to the other Party hereunder; and

(e) it is not aware of any action, suit or inquiry or investigation instituted by any person or governmental agency which questions or threatens the validity of this Agreement.

14.2         Aspen warrants and represents that, subject to Novartis’ rights under the Novartis Termination Agreement, to the best of its knowledge and belief, and apart from any information which has already provided to Ceva, it has no information as of the Effective Date of the Agreement to indicate that Ceva may not be able to import, make, or have made, to develop or have developed, for use, sale, distribution and offer for sale in the Field, and to use, sell, distribute, and offer to sell, in the Field, Licensed Technology and Licensed Products, without infringing any third-party patent, contractual or other right or any similar right of any Affiliate or parent company of Aspen and that Ceva shall incur no license fee or obligation to a third party other than as may be discovered under 3.5 and as set forth herein.

14.3        Aspen represents, warrants and covenants to Ceva that, to the best of its knowledge and belief, the Washington University License Agreement is in full force and effect and no party is in material breach of any of its obligations thereunder. Aspen will maintain the Washington University License Agreement in effect during the Term as applicable and will not amend such agreement in a manner that would negatively affect the rights and obligations of Ceva under this Agreement without Ceva’ prior consent.

14.4         Aspen warrants and represents that as of the Effective Date and subject to the Novartis Termination Agreement, to the best of its knowledge and belief, it owns or possesses all right, title and interest in and to the Aspen Patent Rights and the Aspen Know-How, in the sense of being able to convey to Ceva, in accordance with this Agreement, an exclusive license hereunder in the Field in the Territory and that, except as set forth in section 3.5, Ceva shall not incur a license fee or other obligation to a third Party as a result.

14.5         Ceva warrants and represents that, to the best of its knowledge and belief, a copy of The Washington University Agreement, between Aspen and Washington University dated May 1, 2004, as amended, has been provided to Ceva, and to the extent such agreement requires Ceva to fulfill any obligation thereunder, Ceva agrees to undertake and fulfill such obligation and to be subject to the terms and conditions of the license granted to Aspen.

14.6           EXCEPT AS MAY OTHERWISE BE EXPRESSLY SET FORTH IN THIS AGREEMENT, ASPEN MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, CONCERNING THE LICENSED TECHNOLOGY AND LICENSED PRODUCTS, INVESTIGATIONAL MATERIALS, AND OTHER MATERIALS; INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.  IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES AND DISTRIBUTORS BE LIABLE FOR INCIDENTAL, INDIRECT, PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND, , REGARDLESS OF WHETHER SUCH PARTY IS ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR LIABILITIES BEYOND THE TOTAL AMOUNT ACTUALLY RECEIVED UNDER THIS AGREEMENT.  THE PARTIES ACKNOWLEDGE THAT THE SUBJECT MATTER OF THIS AGREEMENT IN PART RELATES TO EXPERIMENTAL MEDICAL PRODUCTS.  As of the Effective Date, no products are approved for any clinical purpose by domestic authority, e.g., the U.S. Food and Drug Administration (FDA), U.S. Department of Agriculture (USDA), or equivalent foreign authority.  The experimental nature is relevant both in the context of any development and clinical study use, and in the context of developing and securing intellectual property and commercialization activity, and the parties recognize that there is an intent to preserve intellectual property options and rights in that information and inventions not be disclosed, or publicly known or used, unless affirmatively made so as mutually desired.

ARTICLE XV.  Miscellaneous

15.1    Assignment: This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party; except that each Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate or to a successor entity in connection with a Change of Control of that Party.  Any attempted assignment not in accordance with this Section 15.1 shall be void.  Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.

15.2       Affiliates Extension: Either party shall have the right to extend the rights and immunities granted in the Agreement to any of its Affiliates, provided that such party shall not then be in default with respect to any of its obligations under this Agreement.  All the terms and provisions of the Agreement, except this right to extend, shall apply to such Affiliate to which this license has been extended to the same extent as they apply to either of Ceva or Aspen, as the case may be.

15.3       Severability and No Waiver: Should one or more of the provisions of the Agreement become void or unenforceable as a matter of law, then the Agreement shall be construed as if such provision were not contained therein and the remainder of such Agreement shall be in full force and effect, and the parties will use their best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the parties.  The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

15.4      Governing Law: The law of the country where the principal offices of the Party that is in the position of defendant shall apply to all claims and defenses of such party-defendant. Any claim or other cause of actions against Aspen related to or with respect to this Agreement shall be decided by any courts having jurisdiction in Denver (Colorado, USA). Any claim or other cause of actions against Ceva related to or with respect to this Agreement shall be decided by the Tribunal of Commerce of Paris (France). The Parties elect not to be bound by the United Nations Convention on Contracts for the International Sale of Goods.

15.5           Force Majeure:  Neither party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereof if such delay or nonperformance is caused by strike, stoppage of labor, lockout or other labor trouble, fire, flood, accident, act of God or of the Government of any country or of any State or local Government, or of the public enemy of either, or by cause unavoidable or beyond the control of any party hereto.  In such event, the party affected will use reasonable commercial efforts to resume performance of its obligations.

15.6           No provision of the Agreement may be amended or modified other than by a written document signed by authorized representatives of both parties.

15.7           Other Agreements.  This Agreement, together with the Exhibits hereto shall supersede all other agreements between the parties as to the subject matter hereof.

15.8           Publicity.  Each party agrees not to issue any press release or other public statement, whether oral or written, disclosing the existence of this Agreement or any information relating to this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided however, that neither party will be prevented from complying with any duty of disclosure it may have pursuant to law or governmental regulation.

15.9           Relationship of the Parties.  Both parties shall act solely as independent contractors, and nothing in this Agreement shall be construed to give either party the power or authority to act for, bind, or commit the other party.

15.10         Entire Agreement.  This Agreement, together with the Exhibits hereto and the expected Development Agreement, sets forth the entire agreement and understanding of the parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other communications between the parties with respect to such subject matter.

15.11         Headings.  The headings of Articles and Sections of this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement in any way.

15.12         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

15.13         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.14         Irreparable Harm.  Ceva and Aspen each hereby acknowledge and agree that a material breach of this Agreement or other activity (or inactivity) giving rise to a right of termination under Article XII shall constitute irreparable harm to the other party, for which monetary damages may be insufficient to make the other party whole.  Accordingly, Ceva and Aspen each hereby consent to, and waive any right, to object to the pursuit and entry of preliminary or permanent injunctive relief, including specific performance, in connection with such party’s material breach of this Agreement or activity (or inactivity) giving rise to a right of termination.

15.15         Invoice Requirement.  Where applicable, all payments to Aspen under this Agreement shall be payable by Ceva only when an invoice is provided by Aspen to Ceva (and further subject to any other limitations on payments provided in this Agreement).

15.16        Further Assurances.  Ceva and Aspen hereby covenant and agree for consideration hereunder and without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purpose of this Agreement.

15.17        Dispute Resolution.  In the event of any dispute under this Agreement, the parties expressly agree to attempt to resolve the dispute between the appropriate officers of each party.  If such attempt is unsuccessful, the parties agree to submit the dispute to nonbinding mediation.  In the event that the dispute is not resolved within thirty (30) days after submission to a mediator, either party may then seek judicial relief.

ARTICLE XVI.  Reporting

16.1          Adverse Reaction Reporting.  During the term of this Agreement, and as further established in the Development Agreement, for the purpose of product development and approval of veterinary medical therapeutic products, each party shall promptly report to the other party as soon as practicable (i) any findings associated with the veterinary medical and therapeutic use of the Licensed Technology or Licensed Products that may suggest significant hazards, significant contraindications, significant or unexpected side effects or significant precautions pertinent to the safety of Licensed Technology or Licensed Products; (ii) any information concerning any serious or unexpected side effect, injury, toxicity or sensitivity reaction or any unexpected incidents, and the severity thereof, associated with the clinical uses, studies, investigations, tests and marketing of Licensed Technology or Licensed Products, whether or not determined to be attributable thereto; and (iii) all adverse reaction information of which such party becomes aware to enable the other to satisfy all requirements for reporting such adverse reactions in the Territory.  Upon receipt of any such findings or information by either party hereto, both parties shall promptly consult each other and use good faith efforts to arrive at a mutually acceptable procedure for taking the appropriate actions under the circumstances; provided, however, that nothing contained herein shall restrict the right of either party to make submissions to Regulatory Agencies or to take other actions it deems appropriate or necessary.  With respect to all other adverse experiences (non-serious), each party shall furnish to the other copies of all such reports promptly after such report is prepared.

ARTICLE XVII

17.1           Notices.  All notices given pursuant to this Agreement shall be in writing and shall be deemed received upon the earlier of (i) when received at least one of the address set forth below for each Party (including telefax or personal delivery), or (ii) three (3) business days after being sent by telefax and confirmed by being mailed by certified, registered, or overnight courier mail in the United States or Swiss mails, postage prepaid and properly addressed, with return receipt requested.

Notices shall be delivered to the respective parties as indicated or to such other address as the party to whm notice is to be given may have furnished to the other party in writing in accordance herewith.

If to Aspen:

AspenBio Pharma, Inc.
1585 South Perry Street
Castle Rock, CO 80104
U.S.A.
Fax:  (303) 798-8332
Attention:  Steve Lundy, CEO

with a copy to:

John R. Flanders
Goodspeed Merrill & Benson
7000 E. Belleview Ave. Suite 355
Greenwood Village, CO 80111
Fax: (720) 473-7647

If to Ceva:

Ceva Santé Animale S.A.
Attn:  General Counsel
87 rue Saint Lazare
75009 Paris, France
Fax: +33 1 44 53 24 83

with a copy to:

Ceva Santé Animale S.A.
Attn:  Laurent Mogenet
10 avenue de la Ballastière
33500 Libourne, France
Fax: +33 5 5755 42 30

IN WITNESS WHEREOF, the parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives, effective as of the Effective Date.

ASPENBIO PHARMA, INC.

By:          /s/ Jeffrey McGonegal

Name:     Jeffrey G. McGonegal

Title:       Chief Financial Officer

CEVA SANTE ANIMALE S.A.

By:          /s/ Marc Prikazasky

Name:     Marc Prikazsky

Title:       President & CEO